Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form F-1 No. 333-237443) and related Prospectus of Can-Fite Biopharma Ltd. for the registration of up to 165,697,631 ordinary shares and to the incorporation by reference therein of our report dated March 25, 2021, with respect to the consolidated financial statements of Can-Fite Biopharma Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
August 26, 2021	A Member of Ernst & Young Global